Exhibit 23.2



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Shareholders of
   ALLTEL Corporation:


We consent to the incorporation by reference in the registration statements on Form S-3 (Numbers 333-68243, 333-76485, and 333-85395) and Form S-8 (Numbers
2-99523, 33-35343, 33-48476, 33-54175, 33-56291, 333-88907, 333-88923, and
333-90167) of ALLTEL Corporation of our reort dated February 5, 1999, with respect to the consolidated balance sheets of Aliant Communications and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the Form 8-K of ALLTEL Corporation dated January 7, 2000.




                                                                     /s/KPMG LLP

Lincoln, Nebraska
January 7, 2000



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